EXHIBIT 99.1

30 DC ANNOUNCES WORLDWIDE LAUNCH OF MAGCAST - DIGITAL PUBLISHING PLATFORM FOR APPLE NEWSSTAND

MAGCAST'S PLATFORM PUTS THE POWER OF PUBLISHING IN THE HANDS OF EVERY MAN.

New York, NY, June 18, 2012 - 30 DC, Inc., (Pink Sheets: TDCH), founder of the online Internet marketing course THE CHALLENGE, announced today the official launch of MagCast, a digital magazine publishing platform which recently completed a highly successful test launch during which 93% of test subscribers gave permission for Apple Newsstand to share user data with 30 DC, Inc. MagCast is now available to the public under a one-year license for a single payment of $1,997 or three payments of $897 at www.magcast.co.

Included in this price is MagCast's turnkey template designer, publishing tool, and WYSIWIG editor, along with a full MagCast educational course on everything necessary to launch a successful magazine, including selecting a magazine niche, creating quality content, and how to deliver a magazine app on Apple's Newsstand. Buyers also receive a complimentary three-month subscription to 30 DC's Internet marketing program, Immediate Edge. This program, normally priced at $97 per month, is created to help publishers learn techniques for marketing their magazines.

The MagCast publishing platform brings niche digital magazine publishing to the public at an affordable price. MagCast makes it possible for anyone to publish on Newsstand, providing rich, engaging and branded content that can be accessed with just a swipe of the fingertips.

Newsstand is a standard feature on all Apple products that run iOS 5 or above, and is a mobile digital publishing and reading device. Apple's Senior Vice President, Scott Forstall, announced at the Worldwide Developers Conference on June 12, 2012 that Apple has sold 365 million iOS devices to date, 80% of which run iOS 5. This means that Newsstand's reach is at a staggering high and is consistently growing. Currently, Apple has approximately 3,000 titles on Newsstand, but these are generally limited to household names, such as VOGUE, GQ, and COSMOPOLITAN.

Until this time, large conglomerates and existing big name publishers have dominated Newsstand, mainly due to the fact that the cost to develop and maintain a monthly magazine was beyond the budget of smaller companies. However, MagCast's budget friendly pricing structure will essentially allow anyone with a message to create a digital magazine and utilize the distribution power and reach of Newsstand. Apple requires Newsstand customers to authorize release of their contact information. 93% authorized this during the MagCast platform test, enabling publishers to utilize the distribution of Newsstand while still creating connection with their readers. During MagCast's limited release and test, a total of six magazines were launched on the MagCast platform and are now selling on Newsstand, including: DM MAGAZINE (Digital Marketer Magazine), LD MAGAZINE (Lifestyle Design Magazine), GUITARSKILLS, HAPPY TO SURVIVE, DRUM LESSON ACADEMY, and GO SOCIAL FILM MAGAZINE. Of these initial testers, DM MAGAZINE, which is created and produced by 30 DC, is currently #10 in the "Top Grossing Business Magazines" category on Newsstand. LD MAGAZINE and GUITARSKILLS have also been recently featured in the "What's Hot" section of Newsstand. In addition, approximately 100 of 30 DC's preferred customers have already purchased MagCast during the pre-launch.

Using MagCast's turnkey platform for publishing, it takes the typical magazine approximately four weeks to enter the Newsstand marketplace, with the majority of that time spent awaiting approval from Apple. Accordingly, MagCast anticipates that a large number of its customers' magazines will appear on Newsstand within just a few weeks' time. When asked why publishers are so eager to partner with MagCast, Edward Dale, CEO of 30 DC, replied, "The online Newsstand marketplace is currently underserved. We see an enormous near-term opportunity for niche content creators worldwide who wish to establish a presence on Newsstand. Just to give you an example, there are 600,000 apps available in the Apple App store, with only 3,000 magazines available on Newsstand."

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Mr. Dale added,  "MagCast is `magazine  publishing for the rest of us,' allowing anyone with a niche to leverage Newsstand's exponential growth to build an audience, gain potential sales leads, and reach their customers through the use of interactive content. MagCast allows the publisher to embed videos, photos, newsletter sign up forms, surveys, social media functionality, and even product
offers  directly  right  within  their  text,   making  the  entire   experience
streamlined and easy."

MagCast is a collaboration of 30DC and Netbloo Media Ltd., who jointly developed the concept and design of the platform. More information about the MagCast publishing platform can be found at www.magcast.co.

ABOUT 30DC, INC. (http://www.30dcinc.com)

30DC, Inc. was created in 2005 by Edward Dale to build, acquire and manage international web-based sales and marketing companies. 30DC offers the Challenge (formerly the 30 Day Challenge) -- a free module-based training program designed for individuals to learn about internet marketing at their own pace and also for anyone looking to make money online, including novices which can be accessed online at http://www.challenge.co/. To date the education program has schooled more than 175,000 individuals, and currently has approximately 100,000 active online members. 30DC also offers the Immediate Edge -- a membership program designed for hardcore Internet marketers to stay up-to-date with the latest industry trends on Internet Marketing and learn the most innovative ways of making money online. The Immediate Edge offers a blog, courses, training, newsletters, a library, tools, and a private forum; more information can be found at http://www.immediateedge.com.

ABOUT NETBLOO MEDIA LTD (http://www.marketpromax.com)

Netbloo Media Ltd is a Digital Marketing agency based in Asia Pacific with clients around the world. Netbloo Media Ltd helps online startups as well as big corporate players by providing custom Digital Marketing solutions including product Launch consulting, mobile Apps development, targeted web applications and media campaigns. Netbloo Media Ltd is responsible for some of the most "game changing" products including, Market Pro Max and The MagCast Publishing Platform.

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings and pursuit of new markets are forward looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materiall y from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

FOR ADDITIONAL:
Ted Greenberg, CFO
30DC, Inc.
Phone: 917-670-6678
E-mail: ted.greenberg@30dcinc.com
Or visit http://www.30dcinc.com


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